                                                                    EXHIBIT 11.1

                       SMURFIT-STONE CONTAINER CORPORATION
                        CALCULATION OF PER SHARE EARNINGS
                      (IN MILLIONS, EXCEPT PER SHARE DATA)

                                                Three Months Ended         Nine Months Ended
                                                   September 30,             September 30,
                                                -------------------       -------------------
                                                 1999         1998         1999         1998
                                                ------       ------       ------       ------
Income (loss) from continuing operations
    before extraordinary item and
    cumulative effect of accounting change      $  (11)      $    3       $ (126)      $   8
Discontinued operations                             (4)           5           (1)         22
Extraordinary item                                  (1)                       (2)        (13)
Cumulative effect of accounting charge                                                    (3)
                                                ------       ------       ------       -----
Net income (loss)                               $  (16)      $    8       $ (129)      $  14
                                                ======       ======       ======       =====

Weighted average shares outstanding
    for basic earnings per share                   217          111          216         111

Effect of diluted securities
    Employee stock options                                        1                        1
                                                ------       ------       ------       -----
Weighted average shares outstanding
    for diluted earnings                           217          112          216         112
                                                ======       ======       ======       =====

Basic per share amounts:

Income (loss) before extraordinary item         $ (.05)      $  .03       $ (.58)      $ .07
Discontinued operations                           (.02)         .04         (.01)        .20
Extraordinary item                                                          (.01)       (.11)
Cumulative effect of accounting change                                                  (.03)
                                                ------       ------       ------       -----
Net income (loss)                               $ (.07)      $  .07       $ (.60)      $ .13
                                                ======       ======       ======       =====

Diluted per share amounts:

Income (loss) before extraordinary item         $ (.05)      $  .03       $ (.58)      $ .07
Discontinued operations                           (.02)         .04         (.01)        .20
Extraordinary item                                                          (.01)       (.11)
Cumulative effect of accounting change                                                  (.03)
                                                ------       ------       ------       -----
Net income (loss)                               $ (.07)      $  .07       $ (.60)      $ .13
                                                ======       ======       ======       =====